Exhibit 10.3

Execution Version

XL Global, Inc.
Seaview House, 70 Seaview Avenue
Stamford, Connecticut 06902-6040
United States

December 18, 2012

Oak Circle Capital Partners LLC
Mr. David Carroll
Mr. Paul Chong
Mr. Darren Comisso
Mr. Thomas Flynn
Mr. David Oston
641 Lexington Avenue, Suite 1432
New York, New York 10022

Re:                             Oak Circle Capital Partners LLC

Dear Colleagues:

This letter agreement (this “Letter Agreement”) is intended to confirm our collective agreement with respect to the treatment of any and all awards (“Grants”) granted by Five Oaks Investment Corp., a Maryland corporation (the “REIT”), under the Five Oaks Investment Corp. Manager Equity Plan (the “Plan”) to Oak Circle Capital Partners LLC, a Delaware limited liability company (the “Manager”).

(1)         The parties to this Letter Agreement agree that all Grants under the Plan to the Manager shall in turn be allocated at the discretion of the Manager’s Compensation Committee (i) to employees of the Manager who are not Initial Members (as defined below) in amounts determined to be appropriate by the Manager’s Compensation Committee; and (ii) any grants not allocated pursuant to clause (1) above shall be allocated among the holders of equity interest in the Manager proportionally to the amounts of interest respectively held at the time of the Grant.

(2)         With respect to any Grant allocated by the Manager pursuant to paragraph 1 above, David Carroll, Paul Chong, Darren Comisso, Thomas Flynn and David Oston shall each be an “Initial Member”.  For clarity, Grants allocated pursuant to clause (i) of paragraph 1 to any Family Member (as defined below) of any Initial Member or any of their designees, shall be allocated only seventy percent (70%) of such Grant and the remaining thirty percent (30%) of such Grant shall be either, at the election of XL Global, Inc. (i) retained by the Manager (any such retained Grants hereinafter referred to as, the “Specially Allocated Compensation”), and any allocations or distributions in respect of such Specially Allocated Compensation shall be specially allocated and distributed to XL Global, Inc. (or its designee) at such time as the Manager is required to take such Specially Allocated Compensation into income (for example, upon the exercise of an option or the vesting of a share of stock), or (ii) transferred to XL Global, Inc. (or its designee) at the same time as the Grant is transferred to any such Family Member or any of their designees.  The parties hereto agree that XL Global, Inc. (or its designee) shall have the sole and exclusive authority to direct the Manager to take or refrain from taking any discretionary actions afforded to the Manager or such affiliate in respect of the related Specially Allocated Compensation (including, without limitation, the right to exercise any options or stock appreciation rights, the right to net exercise or engage in a broker assisted cashless exercise, etc.).  The Manager shall take all actions necessary to ensure that any Specially Allocated Compensation and any amount transferred pursuant to clause (ii) of paragraph 1 above are not subject to any restrictions beyond the restrictions that apply to the Manager in respect of such compensation (for example, vesting terms or transfer restrictions).

(3)         For purposes of this Letter Agreement, the term “Family Member” means, with respect to any person, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, including adoptive relationships, any person sharing such person’s household (other than a tenant or employee), a trust in which any of such person together with the family member’s of such person have more than fifty percent (50%) of the beneficial interests, a foundation in which such person together with the family member’s of such person controls the management of assets, and any other entity in which such person together with the family member’s of such person owns more than fifty percent (50%) of the interests.

(4)         In the event that any Grant allocated to an Initial Member pursuant to clause (ii) of paragraph 1 above or to any Family Member of an Initial Member pursuant to clause (i) of paragraph 1 above reverts back to the Manager because the Initial Member or any of his Family Members or any of their designees has not met the relevant vesting conditions, then XL Global, Inc. shall not be entitled to a share of such Grants to the extent that the Manager retains the Specially Allocated Compensation, or of the Grant allocated to it pursuant to clause (ii) of paragraph 1 above, as applicable, granted in connection with the allocation of the forfeited Grants to the Initial Member or any of its Family Members or any of their designees.

All rights and obligations conferred on XL Global, Inc. pursuant to this Letter Agreement may be transferred or assigned to any Affiliate of XL Global, Inc. provided that (i) the Manager is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of such transferee or assignee and (ii) such transferee or assignee agrees in writing to be bound hereby.

The provisions of this Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.  This Letter Agreement may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement.  Signatures transmitted by facsimile or electronic mail will be deemed originals for purposes of this Letter Agreement.

This Letter Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by each of the undersigned.

Please acknowledge your agreement to the foregoing Letter Agreement by signing below.

Sincerely,

XL Global, Inc.

		By:	/s/ Thomas B. Burke
		Name:	Thomas B. Burke
		Title:	CEO & President

Acknowledged and Agreed

Oak Circle Capital Partners LLC

By:	/s/ David Oston
Name:	David Oston
Title:	Chief Financial Officer

/s/ David Carroll
David Carroll

/s/ Paul Chong
Paul Chong

/s/ Darren Comisso
Darren Comisso

/s/ Thomas Flynn
Thomas Flynn

/s/ David Oston
David Oston

[Signature Page to Oak Circle Capital Partners LLC Letter Agreement]